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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A
                               (Amendment No. 1)

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): November 11, 1999

                                THE PANTRY, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                  33-72574                  56-1574463
     (State or other         (Commission File No.)         (IRS Employer
       jurisdiction                                    Identification Number)
    of incorporation)

         1801 Douglas Drive, PO Box 1410, Sanford, North Carolina 27330
                    (Address of principal executive offices)

                                 (919) 774-6700
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  ITEM 7 is hereby replaced as follows:

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

 (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

      Audited financial statements of Kangaroo, Inc. ("Kangaroo") as of October 31, 1999 and 1998, and for each of the two years in the period ended October 31, 1999:

    (1) Report of Independent Auditor's Report

    (2) Balance Sheets

    (3) Statements of Income and Retained Earnings

    (4) Statements of Cash Flows

    (5) Notes to Financial Statements

 (b) PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma consolidated financial data provided below have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments, which include adjustments reflecting the acquisition on November 11, 1999 of Kangaroo are described in the accompanying notes. The unaudited pro forma consolidated financial data also give effect to: (i) the initial public offering of 6,250,000 shares of The Pantry's common stock on June 8, 1999; (ii) other acquisitions by the Company in fiscal 1999; and (iii) certain financing transactions in fiscal 1999 (each as described more fully in Items (1), (3) and (5) below). The following unaudited pro forma consolidated financial data are provided below:

    (1) Introduction to Unaudited Pro Forma Financial Data

    (2) Unaudited Pro Forma Balance Sheet Data as of September 30, 1999

    (3) Notes to Unaudited Pro Forma Balance Sheet Data

    (4) Unaudited Pro Forma Statement of Operations Data for the Year Ended September 31, 1999

    (5) Notes to Unaudited Pro Forma Statements of Operations Data

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Kangaroo, Inc.
Gainesville, Georgia

      We have audited the accompanying balance sheets of Kangaroo, Inc. as of October 31, 1999 and 1998, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kangaroo, Inc. as of October 31, 1999 and 1998, and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Smith & Howard, P.C.
Atlanta, Georgia
December 8, 1999

                                 KANGAROO, INC.

                                 BALANCE SHEETS

                                                              October 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
Assets (Note 5)
Current Assets
  Cash................................................. $ 2,497,724 $ 1,638,986
  Accounts receivable, less allowance for doubtful
   accounts of $19,352 in 1999 and $10,089 in 1998.....   1,733,397     920,183
  Note receivable from related party, current portion
   (Note 8)............................................       5,454       4,975
  Inventories (Note 2).................................   3,564,996   2,963,306
  Prepaid expenses.....................................     310,247      87,234
  Advances to officers and employees...................      15,445      23,042
  Note receivable, current portion.....................      98,951      81,816
  Property and equipment held for sale, at cost less
   accumulated depreciation of $412,813 in 1999 and
   $427,720 in 1998 which approximates fair value
   (Note 1)............................................     952,563     955,786
                                                        ----------- -----------
    Total current assets...............................   9,178,777   6,675,328
Property and equipment, at cost; net of accumulated
 depreciation and amortization (Note 1)................  16,264,009  11,308,205
Other assets (Note 3)..................................     344,624     780,319
                                                        ----------- -----------
                                                        $25,787,410 $18,763,852
                                                        =========== ===========


                       See Notes to Financial Statements.

                                 KANGAROO, INC.

                                                             October 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
Liabilities and Stockholder's Equity
Current liabilities
  Accounts payable.................................... $ 2,871,802  $ 2,314,713
  Accrued expenses (Note 8)...........................   1,240,810    1,762,884
  Due to affiliate (Note 8)...........................   3,796,650    1,212,818
  Accrued sales tax...................................     646,799      503,483
  Current portion of long-term debt (Note 5)..........     346,527      328,361
                                                       -----------  -----------
    Total Current Liabilities.........................   8,902,588    6,122,259
Long-term debt, net of current portion (Note 5).......   6,023,857    3,337,500
Other long-term liabilities (Note 8)..................     648,494      300,000
Commitments and contingencies
 (Notes 7, 10, 12 and 13)
Stockholder's equity
  Common stock, no par value, 10,000 shares
   authorized, 9,900 shares issued....................     848,282      848,282
  Additional paid-in capital..........................      10,000       10,000
  Retained earnings...................................   9,679,189    8,470,811
                                                       -----------  -----------
                                                        10,537,471    9,329,093
  Less 1,900 shares of treasury stock, at cost........    (325,000)    (325,000)
                                                       -----------  -----------
    Total stockholder's equity........................  10,212,471    9,004,093
                                                       -----------  -----------
                                                       $25,787,410  $18,763,852
                                                       ===========  ===========


                       See Notes to Financial Statements.

                                 KANGAROO, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                     Years Ended October 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
Sales.............................................. $111,862,518  $104,910,514
Cost of Sales......................................   89,064,827    82,214,509
                                                    ------------  ------------
  Gross Profit.....................................   22,797,691    22,696,005
Operating expenses
  Direct store.....................................   16,245,723    15,965,805
  Selling, general and administrative..............    4,658,070     5,227,397
                                                    ------------  ------------
                                                      20,903,793    21,193,202
                                                    ------------  ------------
Income from Operations.............................    1,893,898     1,502,803
Other income (expense)
  Gain on sales of property and equipment
   (Note 11).......................................      103,041     2,202,055
  Interest income..................................       55,028       136,640
  Interest expense.................................     (496,524)     (420,015)
                                                    ------------  ------------
                                                        (338,455)    1,918,680
                                                    ------------  ------------
  Net income.......................................    1,555,443     3,421,483
Retained earnings at beginning of year.............    8,470,811     6,104,328
Distributions to stockholder.......................     (347,065)   (1,055,000)
                                                    ------------  ------------
Retained earnings at end of year................... $  9,679,189  $  8,470,811
                                                    ============  ============


                       See Notes to Financial Statements.

                                 KANGAROO, INC.

                            STATEMENTS OF CASH FLOWS

                                                     Years Ended October 31,
                                                   ----------------------------
                                                       1999           1998
                                                   -------------  -------------
Cash flows from operating activities
  Cash received from customers.................... $ 111,692,891  $ 104,896,882
  Cash paid to suppliers and employees............  (105,813,865)  (100,221,271)
  Interest received...............................        55,029        136,640
  Interest paid...................................      (496,524)      (420,015)
                                                   -------------  -------------
    Net cash provided by operating activities.....     5,437,531      4,392,236
                                                   -------------  -------------
Cash flows from investing activities
  Proceeds from sale of property and equipment....       550,191        433,150
  Purchases of property and equipment.............    (4,510,982)    (2,325,731)
  Issuance of notes receivable....................           --         (99,090)
  Payments received on notes receivable...........        24,540         54,588
                                                   -------------  -------------
    Net cash used in investing activities.........    (3,936,251)    (1,937,083)
                                                   -------------  -------------
Cash flows from financing activities
  Payments on long-term debt......................      (295,477)      (492,332)
  Distributions to stockholder....................      (347,065)    (1,055,000)
                                                   -------------  -------------
    Net cash used in financing activities.........      (642,542)    (1,547,332)
                                                   -------------  -------------
    Net increase in cash..........................       858,738        907,821
Cash at beginning of year.........................     1,638,986        731,165
                                                   -------------  -------------
Cash at end of year............................... $   2,497,724  $   1,638,986
                                                   =============  =============


                                                                     (Continued)

                                 KANGAROO, INC.

                                                       Years Ended October
                                                               31,
                                                      -----------------------
                                                         1999        1998
                                                      ----------  -----------
Reconciliation of Net Income to Net Cash Provided by
 Operating Activities:
Net income........................................... $1,555,444  $ 3,421,483
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization......................  1,864,485    1,375,723
  Gain on sale of property and equipment.............   (103,041)  (2,202,055)
  (Increase) decrease in accounts receivable.........   (822,476)       9,295
  (Increase) decrease in inventories.................   (601,690)     643,387
  Decrease in prepaid expenses.......................    144,240        2,039
  (Increase) decrease in advances to officers and
   employees.........................................      7,596      (16,205)
  (Increase) decrease in other assets................    282,317     (455,992)
  Decrease in accounts payable.......................    782,089      922,845
  Increase (decrease) in accrued liabilities.........   (271,204)     508,228
  Increase (decrease) in due to affiliate............  2,583,832     (116,512)
  Increase in other long-term liabilities............     15,939      300,000
                                                      ----------  -----------
    Total Adjustments................................  3,882,087      970,753
                                                      ----------  -----------
    Net cash provided by operating activities........ $5,437,531  $ 4,392,236
                                                      ==========  ===========

Schedule of Non-Cash Financing and Investing Activities:

      During the year ended October 31, 1999, the Company financed acquisitions of property and equipment with issuance of long-term debt in the amount of $3,000,000. During the year ended October 31, 1998 property and equipment was sold for $4,904,316; $2,185,164 of the proceeds were deposited in an escrow account which is included in property and equipment on the accompanying balance sheet at October 31, 1998; the balance of the proceeds were applied to long-term debt with a financial institution (see Note 11). distribution of the escrow account was restricted to replacement property and equipment purchases which took place during the year ended October 31, 1999.



                       See Notes to Financial Statements.

                                 KANGAROO, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

      Kangaroo, Inc. (the Company) was incorporated in 1984 under the laws of the State of Georgia. The Company operates forty-nine retail convenience stores throughout Georgia whose operations consist primarily of retail sales of petroleum products, groceries, tobacco products, beverages and general merchandise.

Inventories

      During the year ended October 31, 1998, the Company elected to change its method of accounting for petroleum product inventories from the last-in, first-out (LIFO) method to the first in-first out (FIFO) method; the impact of that change of accounting was not material to the accompanying financial statements. Grocery merchandise and store supplies inventories are stated at the lower of cost or market with cost determined using the retail inventory method.

Property and Equipment

      Property and equipment consists of the following:

                                                             October 31,
                                                       -----------------------
                                                          1999        1998
                                                       ----------- -----------
     Land............................................. $ 2,082,070 $   655,861
     Land improvements................................     616,608     599,961
     Buildings........................................   6,728,916   2,812,174
     Furniture and fixtures...........................     105,810     102,914
     Equipment........................................  10,748,182   7,361,407
     Vehicles.........................................     556,776     532,775
     Leasehold improvements...........................   1,968,538   1,385,508
     Construction in progress.........................      92,463     706,362
     Cash restricted for purchase of replacement
      property........................................         --    2,185,164
                                                       ----------- -----------
                                                        22,899,363  16,342,126
     Less accumulated depreciation and amortization...   6,635,354   5,033,921
                                                       ----------- -----------
                                                       $16,264,009 $11,308,205
                                                       =========== ===========

Depreciation is provided over the estimated useful lives of the individual assets using the straight-line method. Estimated useful lives by asset class are as follows: buildings, twenty years; land improvements, five years; equipment, five to ten years; furniture and fixtures, five years; and vehicles, three years. Leasehold improvements are amortized over the lesser of the remaining lease terms or the estimated useful lives of the assets.

                                KANGAROO, INC.

Long-Lived Assets

     The Company's long-lived assets consist of property and equipment and certain intangibles.

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," management reviews and assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review of recoverability, management estimates the future cash flows expected to result from the use of the asset. If the sum of the undiscounted expected cash flows is less than the carrying amount of the asset, an impairment loss is recognized based upon the estimated fair value of the asset.

     The Company classifies as a current asset property and equipment for which it has both the ability and intent to dispose of during the coming year. Such property consists of both operating and nonoperating property and may be disposed of either via a sale or a sale-leaseback transaction. Operating property is depreciated to the date of disposal and is carried at the lower of depreciated cost or net realizable value; nonoperating property is carried at the lower of cost or net realizable value.

Cash

     The Company had deposits at banks totaling $80,269 and $2,078,748 in excess of the federally insured limit at October 31, 1999 and 1998, respectively.

Excise and Use Taxes

     The Company collects and remits various federal and state excise taxes on petroleum products. Sales and costs of sales included approximately $20,069,000 and $18,651,000 for 1999 and 1998, respectively.

Major Suppliers

     Petroleum product purchases were primarily from an affiliated company. Approximately 55% and 54% of merchandise purchases during fiscal 1999 and 1998, respectively, were from a single vendor.

NOTE 2--INVENTORIES

     A summary of inventories by major classification at October 31, 1999 and 1998 is as follows:

                                                                October 31,
                                                           ---------------------
                                                              1999       1998
                                                           ---------- ----------
     Petroleum products................................... $  701,619 $  465,505
     Grocery merchandise..................................  2,704,155  2,316,971
     Store supplies.......................................    159,222    180,830
                                                           ---------- ----------
                                                           $3,564,996 $2,963,306
                                                           ========== ==========

                                KANGAROO, INC.

NOTE 3--OTHER ASSETS

      Other assets consist of the following:

                                                                October 31,
                                                             -----------------
                                                               1999     1998
                                                             -------- --------
     Note receivable from related party, net of current
      portion (See Note 8).................................. $ 82,236 $ 87,691
     Note receivable, net of current portion................  107,176  117,506
     Deferred loan costs, less accumulated amortization of
     $71,009 in 1998....................                           --    4,005
     Franchise fees, less accumulated amortization of
      $22,003 in 1999 and $2,635 in 1998....................  155,212  203,865
     Other..................................................       --  367,252
                                                             -------- --------
                                                             $344,624 $780,319
                                                             ======== ========

      Deferred loan costs are amortized on a straight-line basis over the term of the related debt.

NOTE 4--LINES OF CREDIT

      During 1999 and 1998 the Company had a revolving working capital line of credit with a bank which provides for maximum borrowings of $1,500,000.

      During 1999 and 1998 the Company had a revolving line of credit with the same bank for the construction of convenience stores to be sold by the Company and leased back pursuant to a sale-leaseback program (See Note 7). Available borrowings are generally limited to 80% of the ratio of (1) total debt owed to the financial institution by the Company and certain affiliates, exclusive of the working capital line of credit discussed above, and (2) the fair market value of property and equipment securing such debt. Maximum borrowings under the line of credit were $1,500,000 at October 31, 1999 and 1998.

      Borrowings under both lines of credit bear interest at the bank's base rate (8.25% at October 31, 1999) and are secured by real estate, equipment, inventories, accounts receivable and intangibles. Both lines of credit expire June 1, 2000, at which time the Company plans to renew the agreements. There were no outstanding borrowings under the lines of credit at October 31, 1999 and 1998.

                                 KANGAROO, INC.

NOTE 5--LONG-TERM DEBT

      Long-term debt consists of the following:

                                                              October 31,
                                                         ---------------------
                                                            1999       1998
                                                         ---------- ----------
     $3.0 million note payable to a bank; interest at
     6.5%; monthly payments of principal and interest
     of $26,139 through maturity in January 2004, at
     which time all remaining principal of $2,372,800
     is due and payable; secured by real estate,
     equipment, inventories, accounts receivable and
     intangibles.......................................  $2,963,048 $      --
     $1.74 million note payable to a bank which was
     refinanced during 1999; interest at 6.5%; monthly
     payments of principal and interest of $10,956
     through maturity in December 2003, at which time
     all remaining principal of $375,513 is due and
     payable; secured by real estate, equipment,
     inventories, accounts receivable and intangibles..     738,982    864,739
     $589,000 note payable to a bank which was
     refinanced during 1999; interest at 6.5%; monthly
     payments of principal and interest of $5,495
     through maturity in December 2003, at which time
     all remaining principal of $322,953 is due and
     payable; secured by accounts receivable,
     inventories and equipment.........................     488,143    520,046
     $530,000 note payable to a bank which was
     refinanced during 1999; interest at 6.5%; monthly
     payments of principal and interest of $4,912
     through maturity in December 2003, at which time
     all remaining principal of $1,366,054 is due and
     payable; secured by accounts receivable,
     inventories and equipment.........................     439,675    467,953
     $1.8 million note payable to a bank; interest at
     7.0%; monthly payments of principal and interest
     of $16,179 through maturity in December 2003, at
     which time all remaining principal of $1,411,077
     is due and payable; secured by real estate........   1,740,536  1,800,000
     Other.............................................         --      13,123
                                                         ---------- ----------
                                                          6,370,384  3,665,861
     Less current portion..............................     346,527    328,361
                                                         ---------- ----------
                                                         $6,023,857 $3,337,500
                                                         ========== ==========

      Principal maturities of long-term debt at October 31, 1999 are as follows:

      Year Ending October 31
      ----------------------
       2000.......................................................... $  346,527
       2001..........................................................    376,618
       2002..........................................................    401,841
       2003..........................................................    428,753
       2004..........................................................  4,816,645
                                                                      ----------
                                                                      $6,370,384
                                                                      ==========

      The $1,500,000 revolving working capital line of credit and $1,500,000 revolving construction line of credit as discussed in Note 4 and notes payable in the amounts of $3.0 million,

                                 KANGAROO, INC.

$1.8 million; $1.74 million; $589,000 and $530,000 discussed above are with the same bank. Borrowings from this bank are guaranteed up to the amount of $1,000,000 by the Company's president/stockholder.

      The Company is required to adhere to various covenants under the above agreements. At October 31, 1999 and 1998, the Company was in compliance with the covenants.

NOTE 6--INCOME TAXES

      Effective November 1, 1995, the Company's then stockholders elected to be taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, the Company is generally not liable for corporate income taxes on its taxable income. Instead, the stockholder will be liable for individual income taxes on the Company's taxable income. Accordingly, the accompanying financial statements for the years ended October 31, 1999 and 1998 do not include a provision nor liability for income taxes based upon income for the years then ended.

NOTE 7--LEASES

      The Company leases certain land, buildings and equipment (primarily store locations and related equipment) under noncancellable agreements accounted for as operating leases. Certain of these leases provide for contingent rental payments based on either the consumer price index or a percentage of net sales or net income. The following is a schedule of future minimum rental payments under operating leases, including future minimum rental payments under certain leases with related parties (see Note 8) for years ending October 31:

     2000........................................................... $ 2,850,065
     2001...........................................................   2,764,950
     2002...........................................................   2,682,892
     2003...........................................................   2,672,502
     2004...........................................................   2,622,896
     Thereafter.....................................................  16,807,916
                                                                     -----------
                                                                     $30,401,221
                                                                     ===========

      Rent expense under all operating leases totaled $2,996,417 and $3,196,142 for fiscal 1999 and 1998, respectively.

      Certain operating leases contain purchase and renewal options, exercisable at the Company's discretion. Purchase options are at the fair market value of the leased assets. Renewal options are for periods of from five to ten years and provide for rental payment adjustments based on fair rental values at the time of exercise.

      The Company has developed a program whereby certain store locations may be sold to both related and unrelated parties and subsequently leased back by the Company. During the year ended October 31, 1999 and 1998, the amounts of the sales and leasebacks were minimal. The leases are classified as operating leases and are included in the future minimum rental payments schedule above.

                                 KANGAROO, INC.

NOTE 8--RELATED PARTY TRANSACTIONS

      During 1997 the Company's majority stockholder sold his stock in the Company to the then minority stockholder who is the current president and sole stockholder of the Company. A management consulting agreement provides that, for a seven year period, the Company will pay, on a cumulative basis, the consultant (the former majority stockholder) the first $300,000 of annual earnings before interest, taxes, depreciation and amortization in excess of annual thresholds. Amounts are payable currently other than amounts accrued in arrears which are payable at the end of the seven year period. The Company failed to exceed the annual threshold for the year ended October 31, 1997 but exceeded the annual and cumulative thresholds during the year ended October 31, 1998. Hence, accrued expenses and other long-term liabilities in the accompanying balance sheet at October 31, 1998 each include $300,000 relative to payments to be made under the provision and selling, general and administrative expenses for the year ended October 31, 1998 includes $600,000 related to those liabilities. The Company exceeded the annual threshold for the year ended October 31, 1999. Selling, general and administrative expenses for the year ended October 31, 1999 includes a provision of $300,000 relative to payments to be made under the provision, $375,000 of payments due under the agreement were made during the year ended October 31, 1999. Hence, accrued expenses and long-term liabilities include $225,000 and $300,000, respectively, in the accompanying balance sheet at October 31, 1999. Subsequent to October 31, 1999, the entire unpaid portion due under the seven year agreement of $1,725,000 was paid to the former majority stockholder as a condition to the sale discussed in Note 12.

      The Company purchases most of its petroleum product inventories from a company under common control (the Affiliate). In addition, the Company receives certain services from and provides certain services to the Affiliate.

      During 1995 the Company entered into a sale/leaseback transaction (See
Note 7) with the spouse of the Company's former majority stockholder, and the Company accepted a note in the amount of $108,000 as a portion of the sales price. The unsecured note, which bears interest at 9.25% and is due in monthly installments through December 2009, had an outstanding balance of $87,690 at October 31, 1999 and $92,665 at October 31, 1998.

      The Company leases store locations and equipment from the Affiliate, the Company's president/sole stockholder and other officers of the Company under leases which are accounted for as operating leases. Rent expense under all related party leases totaled $1,605,680 and $1,338,467 for fiscal 1999 and 1998, respectively.

      Following is a summary of transactions and balances with the Affiliate and related parties as of and for the years ended October 31, 1999 and 1998:

                                                          1999        1998
                                                       ----------- -----------
     Note receivable from related party............... $    87,690 $    92,665
     Payable to affiliate--net........................ $ 3,796,650 $ 1,212,818
     Purchases of petroleum product inventories from
      affiliate....................................... $31,531,380 $29,864,829
     Administrative fee to affiliate.................. $   354,294 $   365,346

NOTE 9--EMPLOYEE BENEFIT PLAN

      The Company participates in a 401(k) profit-sharing plan established by the Affiliate effective August 1, 1993 for the benefit of all employees who are at least twenty-one years of age and were employed on the effective date or have completed one year of service. Participants may contribute up to 15% of their compensation. The Company matches participant contributions based on an established formula and may also make discretionary contributions to the plan. Profit-sharing plan expense totaled $27,189 and $18,346 in fiscal 1999 and 1998, respectively.

                                 KANGAROO, INC.

NOTE 10--CONTINGENCIES

      The Company and other companies marketing petroleum products have, in recent years, become subject to increasingly demanding environmental standards imposed by federal, state and local environmental laws and regulations. It is the policy of the Company to endeavor to comply with applicable environmental laws and regulations. In management's opinion, the Company is currently in compliance with existing regulatory standards and the future cost of compliance with those standards will not have a material adverse effect upon the Company's financial position or results of operations.

NOTE 11--DISPOSALS OF PROPERTY AND EQUIPMENT

      During the year ended October 31, 1998, the Company disposed of certain property and equipment for $4,904,316. Gains on these transactions in the amount of $2,595,624 have been recognized by the Company. Proceeds in the amount of $2,185,164 from these dispositions were deposited into an escrow account which is included in property and equipment on the accompanying balance sheet at October 31, 1998; the balance of the proceeds were applied to long-term debt with a financial institution. Distribution of the escrow account was restricted to purchases of replacement property and equipment which took place during the year ended October 31, 1999.

NOTE 12--SALE OF THE COMPANY

      The Company's stockholder entered into an agreement subsequent to October 31, 1999 to sell all of his stock in the Company to a publicly-traded company.

NOTE-13 Year 2000 (UNAUDITED)

      The Company recognizes the need to insure that its operations will not be adversely impacted by year 2000 failures. The Company believes it has taken the actions necessary to ensure that its systems and applications will recognize and process dates in the year 2000 and beyond. Management currently does not expect future costs of year 2000 compliance to be material to the Company's financial statements.

              INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma consolidated financial data have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry for the periods indicated. The adjustments are described in the accompanying notes. The unaudited pro forma financial data give effect to our acquisition of Kangaroo and our other 1999 acquisitions and financing transactions as follows:

The Initial Public Offering of our Common Stock:

      The net proceeds from the sale of 6,250,000 shares of our common stock on June 8, 1999, were approximately $74.6 million. We used the net proceeds to repay indebtedness of $19.0 million under our bank credit facility and redeem our outstanding preferred stock and accumulated dividends of $23.3 million, with the remainder available for acquisitions following the offering.


1999 Acquisitions:

                                                                                           Number
                                                                                             of
   Date Acquired            Company              Trade Name             Locations          Stores
 ----------------- -------------------------- ----------------- ------------------------   ------
 November 11, 1999 Kangaroo, Inc.                               Georgia, North Carolina,     64
                                                                South Carolina, Florida
 July 22, 1999     R&H Maxxon, Inc.           Depot Food Stores South Carolina, Georgia      53
 February 25, 1999 Taylor Oil Company         ETNA              North Carolina, Virginia     60
 January 28, 1999  Miller Enterprises, Inc.   Handy Way         North-central Florida       121
                   and affiliates (a)
                                              Express Stop      Southeast North              22
 November 5, 1998  Express Stop, Inc.                           Carolina,
                                                                Eastern South Carolina
                                              Dash-N            East-central North           10
 October 22, 1998  A.G. Lee Oil Company, Inc.                   Carolina

--------
(a) Including real estate assets of Miller Brothers and Circle Investments, Ltd. consisting of land and buildings leased to and used in the convenience store operations of Miller Enterprises, Inc.

      The approximate cost of the 1999 acquisitions and the sources of funding are as follows:

              Company              Acquisition Cost      Funding Sources
 --------------------------------- ---------------- -------------------------
                                    (in thousands)
 Kangaroo                               46,500      Proceeds of $46.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Maxxon                                $35,809      Proceeds of $12.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Taylor Oil                             22,850      Proceeds of $19.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Miller Enterprises and affiliates      95,100      Proceeds of $95.0 million
                                                    from our 1999 bank credit
                                                    facility and cash on hand
 Express Stop                           21,800      Proceeds of $16.0 million
                                                    from our 1998 bank credit
                                                    facility and cash on hand
 A.G. Lee Oil                            3,750      Cash on hand

1999 Financing Transactions:

    . January 28, 1999--we entered into a new bank credit facility and used the proceeds of $245.0 million plus cash on hand to:

      . repay $94.0 million of existing debt under our 1998 bank credit facility

      . redeem $49.0 million of outstanding senior notes and pay $2.0 million of related premium costs

      . finance $95.0 million of the Miller Enterprises and affiliates acquisition price and

      .  pay related fees and accrued and unpaid interest

    . The 1999 bank credit facility repaid and replaced the 1998 bank credit facility and is comprised of $80.0 million Tranche A and $160.0 million Tranche B term loans, a $45.0 million revolving credit facility and a $50.0 million acquisition facility

    . February 25, 1999--we borrowed $19.0 million on our 1999 revolving credit facility and used the proceeds plus cash on hand to finance the purchase price of the Taylor Oil acquisition

    . July 22, 1999--we borrowed $12.0 million on our 1999 revolving credit facility and used the proceeds plus cash on hand to finance the purchase price of the Maxxon acquisition.

    . November 11, 1999--we borrowed $46.0 million on our 1999 acquisition facility and Tranche C term loans and used the proceeds plus cash on hand to finance the purchase price of the Kangaroo acquisition.

Pro Forma Adjustments:
Unaudited Pro Forma Balance Sheet as of September 30, 1999

      The unaudited pro forma balance sheet gives effect to our acquisition of Kangaroo on November 11, 1999. The remaining fiscal 1999 transactions are reflected in our historical unaudited balance sheet as of September 30, 1999.

Unaudited Pro Forma Statement of Operations for the Year Ended September 30,
1999

      The unaudited pro forma statement of operations for the year ended September 30, 1999 gives effect to the 1999 acquisitions and the fiscal 1999 financing transactions as if such events occurred at the beginning of fiscal 1999. The periods for which the 1999 acquisitions have been included in the pro forma statement of operations are as follows:

    .  Kangaroo--the year ended October 31, 1999

    .  Maxxon--the period from October 1, 1998 through July 22, 1999

    . Taylor Oil--the period from October 1, 1998 through February 25, 1999 (date of acquisition)

    . Miller Enterprises--the period from October 1, 1998 through January 27, 1999 (date of acquisition)

    . Express Stop--the period from October 1, 1998 through November 5, 1998 (date of acquisition)

    . A.G. Lee Oil--the one-month period from October 1, 1998 through October 22, 1998 (date of acquisition)

      In connection with Express Stop and Maxxon acquisitions, we did not acquire all operations of these entities. The operations not acquired primarily related to equity in earnings of affiliates of Express Stop and a wholesale petroleum business owned, operated, and retained by Maxxon.

      The unaudited pro forma financial data are provided for informational purposes only and do not represent our results of operations or financial position had the transactions occurred on such dates, nor are they indicative of our results of operations or financial position as of any future date or period.

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                               September 30, 1999

                                                         Acquisition
                                The Pantry    Kangaroo       and        Total
                               September 30, October 31,  Financing      Pro
                                   1999         1999     Adjustments    Forma
                               ------------- ----------- -----------   --------
                                           (dollars in thousands)
Assets
Current assets:
  Cash and cash equivalents...   $ 31,157      $ 2,498     $46,000 (a) $ 33,155
                                                           (46,500)(b)
  Receivables, net............     24,234        1,733         --        25,967
  Inventories.................     76,237        3,565         --        79,802
  Income taxes receivable.....        --                       --           --
  Prepaid expenses............      3,497          429         --         3,926
  Property held for sale......        135          953        (742)(d)      346
  Deferred income taxes.......      4,849                      --         4,849
                                 --------      -------     -------     --------
    Total current assets......    140,109        9,178      (1,242)     148,045
                                 --------      -------     -------     --------
Property and equipment, net...    421,685       16,264        (573)(c)  436,462
                                                               742 (d)
                                                            (1,656)(b)

Other assets:
  Goodwill, net...............    197,705          --       34,086 (b)  231,791
  Deferred lease cost, net....        224          --          --           224
  Deferred financing cost,
   net........................     12,680          --          --        12,680
  Environmental receivables,
   net........................     13,136          --          --        13,136
  Other.......................      8,179          345        (154)(c)    8,370
                                 --------      -------     -------     --------
    Total other assets........    231,924          345      33,932      266,201
                                 --------      -------     -------     --------
      Total assets............   $793,718      $25,787     $31,203     $850,708
                                 ========      =======     =======     ========



              See Notes to Unaudited Pro Forma Balance Sheet Data

                     UNAUDITED PRO FORMA BALANCE SHEET DATA

                               September 30, 1999

                                                       Acquisition
                              The Pantry    Kangaroo       and
                            September  30, October 31,  Financing       Total
                                 1999         1999     Adjustments    Pro Forma
                            -------------- ----------- -----------    ---------
                                         (dollars in thousands)
Liabilities and
 Shareholders' Equity
Current liabilities:
Current maturities of
 long-term debt...........     $ 10,687      $   346    $   (346)(c)  $ 10,687
Current maturities of
 capital lease
 obligations..............        1,205                      --          1,205
Accounts payable..........       89,124        6,669         --         95,793
Income tax payable........        5,004                      --          5,004
Accrued expenses..........       61,600        1,888         856 (b)
                                                            (225)(c)    64,119
                               --------      -------    --------      --------
 Total current
  liabilities.............      167,620        8,903         285       176,808
                               --------      -------    --------      --------
Senior notes payable, 12%,
 due November 15, 2000....                       --          --            --
Senior subordinated
 notes....................      200,000          --          --        200,000
Credit facility...........      229,059          --       46,000 (a)   275,059
Other long-term debt......        1,161        6,024      (6,024)(c)     1,161
                               --------      -------    --------      --------
 Total long-term debt.....      430,220        6,024      39,976       476,220
                               --------      -------    --------      --------
Other non-current
 liabilities:
Environmental reserve.....       15,402          --          --         15,402
Capital lease
 obligations..............       13,472          --          --         13,472
Employment obligations....          486          --          --            486
Deferred income taxes.....       26,245                      --         26,245
Other.....................                       648       1,454 (b)    37,878
                                 36,076                     (300)(c)
                               --------      -------    --------      --------
 Total other non current
  liabilities.............       91,681          648       1,454        93,483
                               --------      -------    --------      --------
Shareholders' equity:
Preferred stock...........          --           --          --            --
Common stock..............          182          523        (523)(b)       182
Additional paid-in
 capital..................      128,256           10         (10)(b)   128,256
Shareholder loans.........         (937)         --          --           (937)
Retained earnings
 (accumulated deficit)....      (23,304)       9,679      (9,679)(b)   (23,304)
                               --------      -------    --------      --------
 Total shareholders'
  equity..................      104,197       10,212     (10,212)      104,197
                               --------      -------    --------      --------
 Total liabilities and
  shareholders' equity....     $793,718      $25,787    $ 31,728      $850,708
                               ========      =======    ========      ========


              See Notes to Unaudited Pro Forma Balance Sheet Data

                NOTES TO UNAUDITED PRO FORMA BALANCE SHEET DATA
                (dollars in thousands except per share amounts)

(a) Reflects borrowings of $46.0 million under our 1999 bank credit facility at a rate of 8.39% to partially fund the Kangaroo acquisition.

(b) Goodwill related to the Kangaroo acquisition has been determined as follows:

  Aggregate purchase price........................................... $ 46,500
  Less shareholders' equity..........................................  (10,212)
  Purchase accounting adjustments appropriate to reflect past
   acquisition facts and circumstances...............................    3,966
  Elimination of certain net assets not acquired by The Pantry
   (see note c)......................................................   (6,168)
                                                                      --------
    Total............................................................ $ 34,086
                                                                      ========

   The 1999 acquisitions have been accounted for using the purchase method of accounting. Purchase price allocations for all 1999 acquisitions have not been finalized and are based on available information, internal estimates and assumptions we believe are reasonable.

   For each acquisition, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the time the acquisitions were consummated, pending completion of appraisals of property and equipment acquired. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

   The purchase price of Kangaroo, Maxxon and Miller Enterprises acquisitions are subject to various cash, working capital, net assets, debt and capital expenditure adjustments. Final purchase price adjustments will be made pending the completion of closing balance sheet audits.

(c) Reflects the elimination of certain assets and liabilities we did not acquire or assume in connection with the Kangaroo acquisition:

  Property and equipment............................................... $ (573)
  Other assets.........................................................   (154)
  Accrued expenses.....................................................    225
  Other non current liabilities........................................    300
  Other long term debt.................................................  6,370
                                                                        ------
    Total.............................................................. $6,168
                                                                        ======

(d) Reflects the reclassification of property held for sale to property and equipment.

(e) Reflects recognition of remaining unamortized liability assumed related to a gasoline product purchase agreement. Kangaroo received up-front payments which require the stores to continue to be branded for a 5 year period. The balance is recorded as follows:

   Accrued expenses.......................................................   856
   Other non current liabilities.......................................... 1,454
                                                                           -----
     Total................................................................ 2,310
                                                                           =====

(f) Reflects the write-down of property, which The Pantry intends to sell, to the expected net-realizable value.

               UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                         Year Ended September 24, 1999
                            (dollars in thousands)

                           Year Ended      Year Ended
                          September 30,    October 30,                 Acquisition/
                              1999            1999       Fiscal 1999    Financing                     IPO        Total
                           The Pantry       Kangaroo   Acquisitions(a) Adjustments     Subtotal   Adjustments  Pro Forma
                          -------------    ----------- --------------- ------------   ----------  -----------  ----------
Revenue:
 Merchandise sales......   $  731,681       $ 44,614       $82,861       $   --       $  859,156     $ --      $  859,156
 Gasoline sales.........      923,786         64,975       141,476        (5,890)(c)   1,124,347       --       1,124,347
 Commission, video, and
 other                         23,403          2,274         3,258            (6)(c)      28,929       --          28,929
                           ----------       --------       -------       -------      ----------     -----     ----------
 Total revenue..........    1,678,870        111,863       227,595        (5,896)      2,012,432       --       2,012,432
                           ----------       --------       -------       -------      ----------     -----     ----------
 Cost of Sales:
 Merchandise............      489,258         31,784        54,055           --          575,097       --         575,097
 Gasoline...............      818,784         57,281       124,151        (5,699)(c)     993,661       --         993,661
                                                                            (856)(m)
                           ----------       --------       -------       -------      ----------     -----     ----------
 Total cost of sales....    1,308,042         89,065       178,206        (5,699)      1,569,614       --       1,569,614
                           ----------       --------       -------       -------      ----------     -----     ----------
Gross profit............      370,828         22,798        49,389          (197)        442,818       --         442,818
                           ----------       --------       -------       -------      ----------     -----     ----------
Store operating
expenses................      214,384         14,693        33,335        (1,507)(d)     264,030       --         264,030
                                                                           3,158 (e)                   --
                                                                             (33)(c)
General and
administrative
expenses................       48,468          4,347         5,064          (300)(n)      57,579       --          57,579
Merger integration
costs...................          --             --            695           --              695       --             695
Stock compensation
charges.................          --             --          2,029 (b)       --            2,029       --           2,209
Impairment of long-lived
assets..................          --             --             47           --               47       --              47
Depreciation and
amortization............       42,798          1,864         4,699         2,370 (f)      50,724       --          50,724
                                                                            (752)(g)
                                                                            (222)(h)
                                                                             (33)(c)
                           ----------       --------       -------       -------      ----------     -----     ----------
 Total operating
 expense................      305,650         20,904        45,869         2,681         375,104       --         375,104
                           ----------       --------       -------       -------      ----------     -----     ----------
Income from operations..       65,178          1,894         3,520        (2,878)         67,714       --          67,714
                           ----------       --------       -------       -------      ----------     -----     ----------
Other Income (Expense):
 Interest expense.......      (41,280)          (497)         (923)       (6,190)(i)     (48,831)      --         (48,831)
                                                                              59 (c)
 Miscellaneous..........          852            158           512          (187)(c)       1,335     1,093 (l)      2,428
 Due diligence costs....          --                           --            --              --        --             --
                           ----------       --------       -------       -------      ----------     -----     ----------
 Total other expenses...      (40,428)          (339)         (411)       (6,318)        (47,496)    1,093        (46,403)
                           ----------       --------       -------       -------      ----------     -----     ----------
Income (loss) before
income taxes............       24,750          1,555         3,109        (9,196)         20,218     1,093         21,311
Income tax benefit
(expense)...............       10,750            --            832        (2,945)(j)       8,637       474 (j)      9,111
                           ----------       --------       -------       -------      ----------     -----     ----------
Net income (loss) before
extraordinary items.....   $   14,000       $  1,555       $ 2,277       $(6,389)     $   11,263     $ 619     $   11,882 (k)
                           ==========       ========       =======       =======      ==========     =====     ==========
Earnings per share
before extraordinary
loss:
 Basic..................         0.71 (k)                                                                            0.23 (k)
                           ==========                                                                          ==========
 Diluted................         0.65 (k)                                                                            0.21 (k)
                           ==========                                                                          ==========
Weighted-average Number
of Shares Outstanding:
 Basic..................       13,768 (k)                                                                          13,768 (k)
                           ==========                                                                          ==========
 Diluted................       14,758 (k)                                                                          19,299 (k)
                           ==========                                                                          ==========

         See Notes to Unaudited Pro Forma Statement of Operations Data

           NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                             (dollars in thousands)

(a) The fiscal 1999 acquisitions included in the unaudited pro forma statement of operations for the year ended September 30, 1999 consist of the historical financial statements of the following entities:

                               Period      Period                   Period
                             October 1,  October 1,     Period    October 1,
                                1998        1998      October 1,     1998
                               through     through   1998 through  through
                             November 5, January 27, February 25,  July 22,
                                1998        1999         1999        1999
                             ----------- ----------- ------------ ----------                 Total
                               Express     Miller       Taylor                Other 1999  Fiscal 1999
                                Stop     Enterprises     Oil        Maxxon   Acquisitions Acquisitions
                             ----------- ----------- ------------ ---------- ------------ ------------
                                                (dollars in thousands)
   Revenue:
    Merchandise sales......    $1,698     $ 36,072     $10,737     $33,739      $  615      $ 82,861
    Gasoline sales.........     2,407       45,191      32,012      60,831       1,035       141,476
    Commissions............       191          404         104       2,501          58         3,258
                               ------     --------     -------     -------      ------      --------
     Total revenue.........     4,296       81,667      42,853      97,071       1,708       227,595
                               ------     --------     -------     -------      ------      --------
   Cost of Sales:
    Merchandise............     1,232       20,736       7,237      24,389         461        54,055
    Gasoline...............     2,184       39,608      27,701      53,701         957       124,151
                               ------     --------     -------     -------      ------      --------
     Total cost of sales...     3,416       60,344      34,938      78,090       1,418       178,206
                               ------     --------     -------     -------      ------      --------
   Gross profit............       880       21,323       7,915      18,981         290        49,389
                               ------     --------     -------     -------      ------      --------
   Store operating
    expenses...............       433       17,961       4,754       9,938         249        33,335
   General and
    administrative
    expenses...............       105        1,503       1,015       2,433           8         5,064
   Merger integration
    costs..................       --           695         --          --          --            695
   Stock compensation
    charge.................       --         2,029         --          --          --          2,029
   Impairment of long-lived
    assets.................       --           --           47         --          --             47
   Depreciation and
    amortization...........        61        1,281         685       2,663           9         4,699
                               ------     --------     -------     -------      ------      --------
     Total operating
      expense..............       599       23,469       6,501      15,034         266        45,869
                               ------     --------     -------     -------      ------      --------
   Income (loss) from
    operations.............       281       (2,146)      1,414       3,947          24         3,520
                               ------     --------     -------     -------      ------      --------
   Other Income (Expense):
    Interest...............        (5)        (126)        --         (792)        --           (923)
    Miscellaneous..........        13            2         --          487          10           512
                               ------     --------     -------     -------      ------      --------
     Total other...........         8         (124)        --         (305)         10          (411)
                               ------     --------     -------     -------      ------      --------
   Income (loss) before
    income taxes...........       289       (2,270)      1,414       3,642          34         3,109
   Income tax (benefit)
    expense................       --          (508)        --        1,340         --            832
                               ------     --------     -------     -------      ------      --------
   Net income (loss) before
    extraordinary item.....    $  289     $ (1,762)    $ 1,414     $ 2,302      $   34      $  2,277
                               ======     ========     =======     =======      ======      ========

(b) On January 26, 1999, in anticipation of its acquisition by The Pantry, Miller Enterprises redeemed 18,502 shares of its restricted stock. In connection with this redemption of stock, Miller Enterprises recognized a charge to compensation expense of $2,029 for the period October 1, 1998 through January 27, 1999. This non-recurring charge is not reflective of The Pantry's continuing operations after the Miller acquisition and would not have been incurred by The Pantry had it owned Miller Enterprises as of the beginning of fiscal 1999.

(c) Reflects the elimination of operations not acquired. These operations relate to equity in earnings of affiliates of ExpressStop and a wholesale petroleum business owned, operated and retained by Maxxon which were not acquired by The Pantry.

                                                         Year Ended
                                                        September 30,
                                                            1999
                                                        -------------
                                                        Decrease in expenses
                                                        (decrease in income)
   Fiscal 1999 Acquisitions:
   Gasoline sales......................................    (5,890)
   Commissions.........................................        (6)
   Gasoline cost of sales..............................     5,699
   Store operating expense.............................        33
   Depreciation and amortization.......................        33
   Interest expense....................................        59
   Miscellaneous income................................      (187)

(d) Historically, Miller Enterprises incurred rental expense related to stores leased from its affiliates. These stores were acquired by us in connection with the Miller Enterprises acquisition and all leases with Miller Enterprises affiliates were terminated. As a result, rental expenses of $1,507 for the year ended September 30, 1999 have been eliminated.

(e) Reflects an increase in store rental expense of $2,267 for Maxxon and $891 for Taylor Oil for the year ended September 30, 1999 in connection with an obligation to lease stores from the former owners Maxxon and Taylor Oil at current market values at the dates of acquisition. The rent increases were effective concurrent with the Taylor Oil acquisition, which occurred on February 25, 1999, and the Maxxon acquisition which occurred on July 22, 1999.

(f) The 1999 acquisitions have been accounted for using the purchase method of accounting. Purchase price allocations for all 1999 acquisitions have not been finalized and are based on available information, internal estimates and assumptions we believe are reasonable.

   For each acquisition, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the time the acquisitions were consummated, pending completion of appraisals of property and equipment acquired. The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

   The following table summarizes the additional amortization expense to be incurred in connection with the 1999 transactions described above:

                                                        Estimated   Year Ended
                                              Recorded Useful Life September 30,
   Acquisitions                               Goodwill (in years)      1999
   ------------                               -------- ----------- -------------
   1999 acquisitions:
    A.G. Lee Oil............................       355      30             1
    Express Stop............................    12,163      30            34
    Miller Enterprises and affiliates.......    25,000      30           278
    Taylor Oil..............................    13,300      30           185
    Maxxon..................................    26,485      30           736
    Kangaroo................................    34,611      30         1,136
                                              --------                ------
                                              $111,914                 2,370
                                              ========
   Less historical recorded predecessor
    amounts.................................                             --
                                                                      ------
   Adjustment...............................                          $2,370
                                                                      ======

(g) Reflects additional depreciation expense in connection with the various 1998 and 1999 acquisition and financing transactions as follows:

                                         Recorded
                                       Fair Value of
                                       Property and   Estimated   Year Ended
                                         Equipment   Useful Life September 30,
   Acquisitions                          Acquired    (in years)      1999
   ------------                        ------------- ----------- -------------
   1999 acquisitions:
    A.G. Lee Oil.....................    $  2,500        10             21
    Express Stop.....................       7,095        10            159
    Miller Enterprises and
     affiliates......................      79,335       10-35        1,928
    Taylor Oil.......................       4,750        10            198
    Maxxon...........................      16,771       10-35        2,169
    Kangaroo.........................      16,264        10          1,403
                                         --------                   ------
                                         $109,994                    5,778
                                         ========                   ------
   Less historical recorded amounts..                                6,530
                                                                    ------
   Adjustment........................                               $ (752)
                                                                    ======

   The Pantry did not acquire a wholesale petroleum business owned, operated, and retained by Maxxon. Included in the historical financial statements of Maxxon for the year ended September 30, 1999 is $33 of depreciation expense related to the wholesale business, which has been eliminated.

(h) Reflects additional amortization of deferred financing costs resulting from entering into our 1999 bank credit facility and the removal of deferred financing costs associated with the repayment of our 1998 bank credit facility and the repurchase of our senior notes as follows:

                                                     Straight-
                                        Financing       line
                                          Costs     Amortization  Year Ended
                                        Incurred       Period    September 30,
               Transaction            (Written-off)  (in years)      1999
               -----------            ------------- ------------ -------------
   Entering into 1999 bank credit
    facility.........................     3,210           6            178
   Repurchase of $49 million of
    outstanding senior notes and
    repayment of 1998 bank credit
    facility.........................    (3,972)          7           (400)
                                                                     -----
   Adjustment........................                                $(222)
                                                                     =====

   For purposes of the unaudited pro forma financial statements, deferred financing costs related to the 1999 credit facility are amortized using the straight line method, which approximates the results that would be computed using the effective interest method.

(i) Reflects additional interest expense in connection with the various 1999 financing and acquisitions transactions as follows:

                                                                      Year Ended
                                                Principal  Interest   September
                                                Borrowed     Rate        30,
   Acquisition/Financing                        (Retired) (per annum)    1999
   ---------------------                        --------- ----------- ----------
   1999 acquisitions and proceeds to redeem
    outstanding senior notes .................   198,000   8.18-8.25     5,735
   Redemption of senior notes from proceeds of
    1999 bank credit
    facility..................................   (49,000)    12.50      (2,042)
   Borrowings under 1999 bank credit facility
    to fund Kangaroo acquisition..............    46,000     8.39        3,859
                                                                       -------
    Subtotal..................................                           7,552
   Less historical recorded amounts related to
    indebtedness not assumed..................                           1,362
                                                                       -------
   Adjustment.................................                         $ 6,190
                                                                       =======

  In connection with the 1999 acquisitions, The Pantry did not assume debt obligations of the acquired entities totaling approximately $70 and having interest rates ranging from 5.75% to 8.75%.

  The interest rates disclosed above are based on the current weighted-average interest rates for which The Pantry has an obligation. Assuming a 0.125% increase or decrease in the variable rate bank credit facility, interest expense, net of taxes, would increase or decrease by $305 for the year ended September 31, 1999.

(j) Adjusts income tax expense for an assumed tax rate of 43.4%.

(k) Net income (loss) excludes an extraordinary loss of $3,584 related to the redemption of $48,995 of senior notes and the amendment of our bank credit facility.

  Pro forma basic and diluted earnings per share exclude dividends and redemption in excess of carrying amount on our preferred stock of $2,070 and $ 2, 113, respectively for the year ended September 30, 1999 as if the initial offering of our stock and the redemption of our preferred stock occurred at the beginning of fiscal 1999.

  In addition, basic and diluted weighted average shares outstanding have been increased by 4,342 shares for the year ended September 30, 1999 to arrive at pro forma weighted average shares outstanding as if the offering of 6,250 shares of our common stock had occurred at the beginning of fiscal 1999.

(l) Reflects the application of net proceeds of approximately $19,000 to repay outstanding indebtedness at the weighted-average rate of 8.25%.

(m) Reflect the income statement impacts of purchase accounting adjustments appropriate to the post-acquisition facts and circumstances.

(n) Reflects the decrease of Kangaroo related party consulting expenses which would not have been incurred had the Party purchased Kangaroo at the beginning of 1999.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2000

                                          The Pantry, Inc.

                                                    /s/ William T. Flyg
                                          By: _________________________________
                                                      William T. Flyg
                                             Senior Vice President Finance and
                                                         Secretary